DILL DILL CARR STONBRAKER & HUTCHINGS
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

Daniel W. Carr                                              Fay M. Matsukage*
John J. Coates                                              Adam P. Stapen
Kevin M. Coates                                             Jon Stonbraker
H. Alan Dill                                                Craig A. Stoner
Robert A. Dill                                              Felicity R. Tompkins
Thomas M. Dunn                                              Patrick D. Tooley
John A. Hutchings                                           __________
Stephen M. Lee                                              * Also licensed in
Nevada
             455 SHERMAN STREET, SUITE 300 / DENVER, COLORADO 80203
                      / FAX (303) 777-3823 / (303) 777-3737
                            E-mail: dillndill@aol.com

November 19, 2003



Gasco Energy, Inc.
14 Inverness Drive East
Building H, Suite 236
Englewood, CO 80112

Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 9,235,503 shares of common stock, par value $0.0001 per share (the "Shares") of Gasco Energy, Inc.

Of the Shares being registered, 4,888,436 of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement, 4,166,667 Shares may be issued upon conversion of 8% Convertible Debentures in the aggregate principal amount of $2,500,000, and the remaining 180,400 Shares are to be issued upon conversion of 287 outstanding shares of Series B Convertible Preferred Stock. We understand that the Shares are to be sold from time to time at prevailing prices or as otherwise described in the Registration Statement.

We have also examined the proceedings taken by you in connection with the issuance of the Shares.

On the basis of such examination, we are of the opinion that:

1.       The  4,888,436   issued  and  outstanding   Shares  have  been  validly
         authorized and issued as fully paid and nonassessable shares of common stock of Gasco Energy, Inc.

2. The shares of common stock of the Company to be issued upon conversion of the 8% Convertible Debentures of the Company are validly authorized and when such debentures are converted in accordance with the terms of the 8% Convertible Debentures, the shares of common stock so issuable upon conversion will be validly issued as fully paid and nonassessable shares of common stock of the Company.

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3.       The shares of common stock of the Company to be issued upon  conversion of the Series B Convertible Preferred Stock of the Company are validly authorized and when such shares of Series B Convertible Preferred Stock are converted in accordance with the terms of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, the shares of common stock so issuable upon conversion will be validly issued as fully paid and nonassessable shares of common stock of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement, including the Prospectus constituting a part thereof, in the section captioned "Legal Matters."

Sincerely,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.

Dill Dill Carr Stonbraker & Hutchings, P.C.